Exhibit 10.22(b)
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
     THIS SECOND AMENDMENT (the “Second Amendment”) is entered into by and between Joan M. Sweeney, (“you”) and Allied Capital Corporation, a Maryland corporation (the “Company”), on December 15, 2008. This Second Amendment shall be effective for all purposes as of December 15, 2008 (the “Effective Date”).
     WHEREAS, you and the Company entered into an employment agreement effective as of January 1, 2004 (“Employment Agreement”);
     WHEREAS, the Employment Agreement was amended effective March 29, 2007 (the “First Amendment”) to comply with Section 409A of the Internal Revenue Code of 1986 and address other related tax issues;
     WHEREAS, the Employment Agreement and the First Amendment, together, shall be referred to as the “2007 Employment Agreement;”
     WHEREAS final regulations implementing Section 409A have been issued since the First Amendment became effective; and
     WHEREAS, the parties are amending the 2007 Employment Agreement for their mutual benefit to comply with Section 409A and its implementing regulations and address other related issues;
     NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, you and the Company, intending legally and equitably to be bound, hereby amend the 2007 Employment Agreement as follows:
1. You and the Company hereby delete in its entirety Section 7(c) of the 2007 Employment Agreement and substitute the following language in its place:
     (c) In the event that the Company terminates your employment without Cause, or you terminate your employment for Good Reason or your employment terminates due to your death or Disability, or the Term expires in accordance with this Agreement after the delivery of a Non-renewal Notice by either party, you (or your personal or legal representatives) shall receive a termination payment equal to the amount of $44,500 to be paid on the later of (A) the first business day following the expiration of six months after your Separation from Service, or (B) ten (10) days after you (or in the event of your death, your personal or legal representative) deliver to the Company the Release, regardless of whether the Company has signed the Release. Such amount shall be increased by ten percent (10%) annually on the anniversary of the effective date of this Second Amendment. Such payment shall be in lieu of certain post-termination health and welfare benefits.

2. You and the Company hereby delete in its entirety Section 8 of the 2007 Employment Agreement and substitute the following language in its place:
8. Tax Equalization Payment. In addition to the amounts payable under Section 7 hereof, if it shall be determined that any event or any payment, vesting, distribution, or transfer by the Company (or any successor, affiliate or by any other person) to you or for your benefit under the terms of this Agreement or otherwise (including, without limitation, the Stock Option Agreement(s), the Split Dollar Life Insurance Agreement or any employee benefit plan) (collectively, a “Payment”) would be subject to or result in the imposition of the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (and any regulations issued thereunder, any successor provision, and any similar provision of state or local income tax law) (collectively, the “Excise Tax”), then the Company shall pay to you a lump sum (“Tax Equalization Payment”) in an amount sufficient that, after payment of the federal, state or local income, employment or other required taxes (other than taxes that may be imposed by Section 409A of the Code) (“Regular Taxes”), you shall receive an amount equal to the Excise Tax. Such payment shall be made within 15 days of the date which you remit such Excise Tax. In determining the amount of any Regular Taxes, the maximum applicable marginal rate of tax for the year in which the Tax Equalization Payment is payable shall be used. The amount of this Tax Equalization Payment shall be determined by the Company’s independent accountants.
3. Knowing and Voluntary. Each party has read and fully understands this Second Amendment and has consulted with counsel of its own choosing before entering into this Second Amendment. Each party has had a reasonable time to consider this Second Amendment and is entering into it knowingly and voluntarily without any duress or coercion.
4. Complete Agreement. This Second Amendment constitutes the entire agreement between you and the Company regarding the amendment of Sections 7(c) and 8 of the 2007 Employment Agreement and supersedes all prior agreements and understandings between you and the Company regarding Sections 7(c) and 8 of the 2007 Employment Agreement. In making this Second Amendment, the parties warrant that they did not rely on any representations or statements other than those contained in this Second Amendment. This Second Amendment may not be amended except by an instrument in writing signed by you and by the Chair of Company’s Compensation Committee on behalf of the Company.
5. Conflict of Terms. In the event of a conflict or inconsistency between the 2007 Employment Agreement and this Second Amendment, this Second Amendment shall control and govern the rights and obligations of the parties.
6. Construction. In the event an ambiguity or question of intent or interpretation arises, this Second Amendment shall be construed as if drafted joined by the parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Second Amendment.
7. Execution. This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Second Amendment may be executed by facsimile signatures.

IN WITNESS WHEREOF, each of the parties has executed this Second Amendment, in the case of the Company by its authorized officer, as of the day and year set forth under their signatures below.

ALLIED CAPITAL CORPORATION

/s/ Joan M. Sweeney		BY:	/s/ Anthony T. Garcia
Joan M. Sweeney		Anthony T. Garcia
Compensation Committee Chair

Date:	December 15, 2008	Date:	December 15, 2008